Exhibit 99.1

PDI, Inc. Names Kevin Connolly Executive Vice President and General Manager,
Medical Education and Communication

          SADDLE RIVER, N.J., June 6 /PRNewswire-FirstCall/ -- PDI, Inc. (Nasdaq: PDII) a diversified sales and marketing services company, is pleased to announce that Kevin Connolly has joined the company as Executive Vice President and General Manager, Medical Education and Communication.  In this role, Mr. Connolly will lead PDI’s Pharmakon and Edcomm business units.

          Charles Saldarini, Vice Chairman and CEO, PDI said, “The medical education and communication space is important to PDI’s future.  We have a great growth opportunity within this market, and Kevin is the right person to lead that growth.”

          “I look forward to contributing to this dynamic organization as soon as possible,” Mr. Connolly said.  “PDI is well positioned and capitalized for accelerated growth in the medical education and communication market.   We intend to aggressively pursue organic growth as well as strategic acquisitions to meet the growth targets we have laid out.”

          Mr. Connolly brings over 25 years of pharmaceutical sales and marketing experience to PDI.  Most recently he was Senior Vice President, Group General Manager in Cardinal Health’s Medical Communications Group.  Prior to Cardinal, Mr. Connolly was Executive Vice President, Americas for Wolters Kluwer Health. He spent over 10 years with Excerpta Medica Worldwide, a Division of Elsevier Science, with the last 2 years as Worldwide President.  Mr. Connolly spent 12 years with Bristol-Myers Squibb in multiple sales and marketing positions.

          Mr. Connolly received a BS in Marketing/Management from Rider University.

          About PDI
          PDI, Inc. (Nasdaq: PDII) is a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical device and diagnostics industries.  PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability.  Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

          PDI’s sales and marketing services include dedicated, shared, clinical and combination sales teams; marketing research and consulting; medical education and communications; talent recruitment; and integrated commercial solutions from pre-launch through patent-expiration.  The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

          PDI’s commitment is to deliver innovative solutions, excellent execution and superior results to its clients.  Through strategic partnership and client-driven innovation, PDI maintains some of the longest sales and marketing relationships in the industry.  Recognized as an industry pioneer, PDI continues to innovate today as a thought-starter for the outsourcing of sales and marketing services.

          For more information, visit the Company’s website at http://www.pdi-inc.com.

SOURCE  PDI, Inc.
          -0-                                                       06/06/2005
          /CONTACT:  Stephen P. Cotugno, Executive Vice President-Corporate
Development of PDI, Inc., +1-201-574-8617 /
          /Web site:  http://www.pdi-inc.com/